EXHIBIT 23

           INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT



The Board of Directors
Thomas Nelson, Inc.:

The audit referred to in our report dated May 7, 2003, included the related consolidated financial statement schedule as of March 31, 2003, and for the year then ended included in the annual report on Form 10-K. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audit. The consolidated financial statement schedules for each of the years ended March 31, 2002 and 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statement schedules.
In our opinion, such financial statement schedule as of March 31, 2003 and for the year then ended, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in this Form 10-K of our report included in Thomas Nelson, Inc.'s annual report to shareholders. In addition, we consent to the incorporation of our reports incorporated by reference in this Form 10-K, into the Company's previously filed Registration Statements (No.'s 33-80086 and 333-4503) on Form S-8. Our report refers to our audit of the Company's adjustments to restate its reportable segment disclosures for 2002 and 2001 in order to conform such disclosures to the 2003 composition of reportable segments, as more fully described in Note T to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2002 and 2001 consolidated financial statements other than with respect to such disclosures. Our report also refers to a change in the method of accounting for goodwill and other intangible assets.


								/s/ KPMG LLP


Nashville, Tennessee
June 27, 2003